UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SOUTHEASTERN BANKING CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUTHEASTERN BANKING CORPORATION

1010 North Way

Darien, Georgia 31305

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Southeastern Banking Corporation:

The Annual Meeting of Shareholders (the “Meeting”) of Southeastern Banking Corporation (the “Company”) will be held at the Brunswick office of its subsidiary bank, Southeastern Bank (the “Bank”), located at 15 Trade Street, Brunswick, Georgia 31525, on Thursday, May 17, 2012 at 1:00 p.m. local time, for the following purposes:

1)

To elect nine directors nominated by the Board of Directors (the “Board”) to serve for one-year terms until the next Annual Meeting of Shareholders in 2013 or until their respective successors have been elected and qualified;

2)	To approve the appointment of independent auditors by the Audit Committee for 2012; and

3)	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board is not aware of any other business to come before the Meeting.

Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Only shareholders of record at the close of business on March 22, 2012 will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 17, 2012: The Company’s Proxy Statement and 2011 Annual Report, including Form 10-K, are available at www.cfpproxy.com/5022.

It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning the enclosed proxy card. Regardless of the number of shares you own, your vote is important. Please act today.

Your attention is directed to the attached Proxy Statement for more complete information regarding the matters to be acted upon at the Meeting.

By Order of the Board of Directors,

/s/ WANDA D. PITTS

WANDA D. PITTS, Secretary

April 12, 2012

IMPORTANT NOTICE

Whether or not you plan to attend the Meeting, please complete, sign, date, and return the enclosed proxy as soon as possible in the postage paid envelope provided. If you hold shares of Common Stock through a broker or other nominee, your broker or other nominee will vote your shares for you if you provide instructions on how to vote your shares. In the absence of instructions, your broker can only vote your shares on certain limited matters, but will not be able to vote on other matters, including the election of directors. Your voting instructions are crucial, because brokers and other nominees do not have authority to vote your shares for the election of directors without instructions from you.

SOUTHEASTERN BANKING CORPORATION

1010 North Way

Darien, Georgia 31305

912.437.4141

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 17, 2012

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Southeastern Banking Corporation (the “Company”) in connection with the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held at the Brunswick office of its subsidiary bank, Southeastern Bank (the “Bank”), located at 15 Trade Street, Brunswick, Georgia, on Thursday, May 17, 2012 at 1:00 p.m. or any adjournment or postponement thereof. This Proxy Statement and the enclosed proxy are first being mailed to shareholders on or about April 12, 2012.

All shares of the Company’s Common Stock, par value $1.25 per share (the “Common Stock”), represented at the Meeting by properly authorized proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the shareholder’s instructions. If no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement.

The Company does not know of any matters, other than described in the Notice of Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will vote on such matters as the Board recommends.

A shareholder may revoke his or her proxy and change his or her vote at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by: (i) signing and submitting another proxy with a later date; (ii) giving written notice of revocation of the shareholder’s proxy to the Secretary of the Company prior to the Meeting at the address below; or (iii) voting in person at the Meeting. Any written notice revoking a proxy should be delivered to Wanda D. Pitts, Secretary, Southeastern Banking Corporation, at P.O. Box 455, Darien, Georgia 31305, if by mail, and at 1010 North Way, Darien, Georgia 31305, if by courier. The presence of a shareholder at the Meeting will not automatically revoke such shareholder’s proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 17, 2012: The Company’s Proxy Statement and 2011 Annual Report, including Form 10-K, are available at www.cfpproxy.com/5022.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Shareholders of record at the close of business on March 22, 2012 will be entitled to one vote for each share then held. As of March 22, 2012, the Company had 3,129,388 shares of Common Stock outstanding. The Common Stock constitutes the only voting securities issued by the Company.

A majority of the shares entitled to vote constitutes a quorum at a meeting of the shareholders. If a quorum is present, the vote of a plurality of the votes cast by the shares entitled to vote is necessary for the election of directors. The presence of a quorum, either in person or by proxy, and the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Meeting are required to take most other actions.

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that item. Brokers or other nominees are expected to have discretionary voting power for Proposal 2, appointment of independent auditors by the Audit Committee; however, brokers will not be able to affect the outcome of Proposal 1 regarding the election of directors. As a result, if you do not provide specific instructions, your broker or nominee can only vote on Proposal 2 and not Proposal 1. It is particularly important that you provide voting instructions to your record holder so that your shares may be voted in the election of directors.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board, consisting initially of nine directors, will be elected at the Meeting for one-year terms expiring at the next Annual Meeting of Shareholders in 2013 or until their successors are elected and qualified. This year, the Board decided to simplify its corporate governance structure and nominate all of the current members of the board of directors of the Bank (the “Bank Board”) to also serve as directors of the Company. The Board has unanimously approved the nominees named below, all of whom are members of the current Board or the Bank Board.

Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote for the election of the nine nominees named. If, at the time of the Meeting, any of the nominees should be unable or unwilling to serve, the proxies are authorized to vote for such substitute nominee, or nominees, as the Board recommends. The Board has no reason to believe any nominee will be unavailable to serve as a director. Except as disclosed in this Proxy Statement, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. Additionally, other than Ms. Beasley, Mr. Holland and Mr. Miles, all nominees are independent as defined by NASDAQ rules. Furthermore, in determining a director’s independence, the Board pays particular attention to a director’s affiliation with management and any credit relationships that may exist with the director or a related interest.

No other persons were nominated. Therefore, you may not vote your proxy for the election of a person to fill a directorship who is not named in this Proxy Statement. Directors are elected to serve only one-year terms; accordingly, all directors will be subject to reelection at the next Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO

ELECT AS DIRECTORS THE NOMINEES NAMED ON THE FOLLOWING PAGES.

Nominees for Directorship

The following table sets forth certain information with respect to each nominee for election to the Board. Each nominee has significant experience in business and financial matters. Additionally, each nominee actively participates in civic and community affairs and/or various professional organizations associated with their principal occupation.

Name and Principal Occupation	Age	Director Since

Alyson G. Beasley

Ms. Beasley has served as Executive Vice President of the Company since July 2011, Vice President and Treasurer from March 2004 to July 2011, and Vice President from June 2000 to March 2004. She has also held the following positions at the Bank: Director since 1999; Chief Operations Officer since July 2011; Chief Financial Officer from January 2010 to July 2011; Controller from March 1993 to January 2010; and management associate from September 1992 to March 1993. Ms. Beasley also serves as a director and Treasurer of SBC Financial Services, Inc., the Company’s inactive subsidiary. Prior to September 1992, Ms. Beasley served as a staff accountant with Deloitte & Touche. She graduated from Emory University with a B.B.A. in Accounting in 1989. Ms. Beasley actively participates in various civic organizations. Ms. Beasley’s professional experience and accounting knowledge are beneficial to the Board.

	44	1999

David H. Bluestein

Mr. Bluestein served as Mayor of the City of Darien, Georgia from 1988 to 2007 and as City Councilman from 1983 to 1987. He owned and operated Bluestein’s Supermarkets, Inc., in McIntosh County from 1978 until his retirement in 2000. He first began employment in his family business after graduation from Auburn University with a B.S. in Business Administration in 1964. He continues to be actively involved in many civic organizations, including the Foundation Board of College of Coastal Georgia and the McIntosh Art Association. He has also served as a director of the Bank since 1979. Mr. Bluestein’s business experience provides the Board insight into the challenges facing small business owners in our markets. His personal contacts and familiarity with the community are assets to the Board.

	70	1984

Albert P. Downey Mr. Downey is Vice President of Golden Isles Realty Company, a residential and commercial real estate brokerage and realty firm located on St. Simons Island, Glynn County, Georgia. Mr. Downey graduated from Georgia Southern University with a B.S. in Criminal Justice in 1996. Mr. Downey is a member of the Golden Isles Association of Realtors and the Brunswick-Golden Isles Chamber of Commerce. He has served as a director of the Bank since 2004. Mr. Downey’s business experience and local real estate knowledge are beneficial to the Board.	40	—

Jerry W. Harper

Mr. Harper is a certified public accountant and has worked for Schell & Hogan, LLP, a public accounting firm based in Brunswick, Georgia, since 1972, including service as Managing Partner from 1981 to 2005. He currently serves as a director for Communities of Coastal Georgia Foundation, Inc., a director and treasurer for Katz-Whittle Foundation, Inc. and a director and treasurer for Glynn County Heart Association, Inc. Mr. Harper earned his B.B.A. in Accounting from Georgia Southern University in 1968. He has served as a director of the Bank since 2003. Mr. Harper’s extensive background in auditing, accounting and tax matters, mostly obtained during his four-decade tenure at Schell and Hogan, LLP, is an asset to the Board.

	66	—

Name and Principal Occupation	Age	Director Since

Cornelius P. Holland, III

Mr. Holland has served as President and Chief Executive Officer of the Company since December 1997. Mr. Holland has also held the following positions at the Bank: Director since 1997; President and Chief Executive Officer from April 2002 to present; Chairman and Chief Executive Officer from December 1997 to April 2002 (when the Chairman title was eliminated in favor of the President title); and Vice Chairman from April 1997 to December 1997. Mr. Holland also serves as a director and President of SBC Financial Services, Inc., the Company’s inactive subsidiary. Prior to joining the Company, Mr. Holland held various positions at Compass Bank, Birmingham, Alabama, lastly Senior Vice President/Manager, Metropolitan Commercial Banking. Mr. Holland holds a law degree from the Cumberland School of Law, Samford University, and a B.S. in Finance from the University of Alabama. He serves on the Southeast Georgia Regional Hospital Foundation Board, the Darien Downtown Development Authority, and the Foundation Board of the College of Coastal Georgia. Mr. Holland is also a director of the Georgia Bankers Association and participates in other community activities. His extensive knowledge of the Company provides critical leadership to the Board during these challenging economic times.

	56	1997

Alva J. Hopkins, III

Mr. Hopkins has served as President of Toledo Manufacturing Company, Inc., a timber land management company in Folkston, GA, since 1989. In addition to his position at Toledo, Mr. Hopkins is also the Secretary and Treasurer of Gowen Timber Company, Inc. and serves on its Board as well as the Hopkins-Gowen Oil Company, Inc. Board. From 1977 to 1989, Mr. Hopkins practiced as an attorney-at-law. He holds a law degree from Mercer University and B.S. in Political Science from Emory University. Mr. Hopkins is a former President and current Board member of the Georgia Forestry Association and a founding member of the Greater Okefenokee Association of Landowners and the St. Marys River Management Committee. He also serves on the Georgia Ports Authority and Forest Landowners Association Board and participates in other civic activities. He has also served as a director of the Bank since 1978. Mr. Hopkins’ professional experience as a timber dealer and landowner provides the Board with business insight and analytical skills that are necessary to manage the Company’s affairs in this difficult economic environment. His business and personal ties give him a unique perspective of the markets in which the Company operates.

	59	1980

Donald R. McCue

Mr. McCue has performed consulting services for Southeastern Bank since 2003 on various matters, including internal audit organization and activities, business strategy, mergers and acquisitions, and operational control. Mr. McCue was partner of Pricewaterhouse Coopers, LLC’s (“Price”) Columbus, Ohio office for 35 years until his retirement in July 1999. During his tenure at Price, Mr. McCue specialized in the financial services industry with a concentration in publicly-held banking, insurance, and investment companies. His clients at Price included large bank holding companies, community banks, insurance companies, HMOs, and investment firms. Mr. McCue served as regional financial services practice leader of five of Price’s Midwest offices from 1991 to 1999 and managing partner of the Columbus office from 1981 to 1991. He graduated from the University of Denver with a B.S.B.A. in Accounting in 1964 and became a certified public accountant in 1966. Mr. McCue participates in various community and philanthropic activities. He has also served as a director of the Bank since 2010. Mr. McCue brings essential financial and accounting acumen to the Board.

	69	2010

Name and Principal Occupation	Age	Director Since

R. Lanier Miles

Mr. Miles has served as Executive Vice President of the Bank since December 2002 with responsibilities over consumer lending since December 2006 and as senior lender from December 2002 to December 2006. He has served as a director of the Bank since 2003. Prior to joining the Bank, he held numerous positions with SunTrust Bank from 1963 through September 2002, lastly as an executive vice president, division coordinator and senior lender. Mr. Miles attended Brewton Parker College and is a graduate of Georgia Banking School and LSU School of Banking. He has been involved with various business and civic organizations throughout his career, served on the Glynn County Board of Education for five years, and served as the state director for Bank Administration Institute. Due to his length of service to the local markets, Mr. Miles’ business and personal ties give him a unique perspective on the Company’s markets.

	69	—

Craig Root

Mr. Root is owner and president of Vista Outdoor Advertising Corp., a full service outdoor advertising company providing complete billboard art design and display production with over 250 premier displays in Southeast Georgia and Northeast Florida, located in St. Marys, Georgia. Mr. Root currently serves on the boards of the Coastal Regional Commission, Coastal Area District Development Authority, St. Marys Downtown Development Authority and Coastal Georgia EB-5 Regional Center, Inc. He earned a B.A. in Design from Southern Illinois University in 1975. He has served as a director of the Bank since 2008. Mr. Root’s extensive business experience and active involvement in the local business community are beneficial to the Board.

	59	—

Other than Mr. Downey, who is the son of principal shareholder William Downey, there are no family relationships among the director nominees, executive officers, or principal shareholders of the Company. The Company’s By-laws require directors to retire from the Board the year following their 70th birthday unless they’re an officer of the Company, in which case retirement can be deferred until such director no longer serves as an officer. Accordingly, Mr. Bluestein and Mr. McCue, who turn 70 in 2012, will be ineligible for nomination in 2013.

PROPOSAL TWO: RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

Subject to approval by a majority of the shares represented at the Meeting, the Audit Committee shall be given authority to appoint the auditors of the Company for 2012. The Audit Committee’s decision is based on a review of the qualifications, independence, past performance, and quality controls of the auditor. The Committee also considers proposed audit scope, staffing and approach, and estimated fees. The Board expects that the Audit Committee will appoint Mauldin & Jenkins, LLC (“M&J”) or a similarly-qualified firm as the Company’s independent auditors for 2012. Services provided to the Company and its subsidiaries by M&J for the fiscal year ended December 31, 2011 included the examination of the Company’s consolidated financial statements, review of quarterly reports, preparation of income tax returns, and a limited scope audit of the Company’s Employee Profit-Sharing Plan. M&J has served as the Company’s independent auditors since 2002. No representatives from M&J are expected to attend the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL TO RATIFY THE APPOINTMENT OF THE 2012 INDEPENDENT AUDITORS.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Company was not aware of any matters to be presented for action at the Meeting other than the proposals referred to herein. If other matters are properly presented for action at the Meeting, it is intended that the persons named as proxies will vote or refrain from voting in accordance with their best judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth the number and percent of shares of Common Stock beneficially owned as of March 22, 2012 by: (i) all directors and director nominees; (ii) executive officers; (iii) all current directors and executive officers as a group; and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (“principal shareholder”). Except as otherwise indicated in the footnotes to the table, the Company believes that the individuals listed each possess sole voting and investment power with respect to such shares; additionally, to the best of the Company’s knowledge, none of the shares listed are pledged as security to any party.

Name of Beneficial Owner	Common Stock	Options Exercisable within 60 Days(1)	Total Beneficial Ownership	Percent of Class(2)

Directors, Nominees, and Executive Officers:
Alyson G. Beasley(3)	826,919	6,250	833,169	26.26
David H. Bluestein(4)	17,700	—	17,700	*
Albert P. Downey	6,191	—	6,191	*
Jerry W. Harper	2,050	—	2,050	*
Cornelius P. Holland, III(5)	13,656	9,375	23,031	*
Alva J. Hopkins, III(6)	34,398	—	34,398	1.08
John C. Houser	100	6,250	6,350	*
Donald R. McCue	1,000	—	1,000	*
R. Lanier Miles	1,900	—	1,900	*
Craig Root	16,726	—	16,726	*
Donald J. Torbert, Jr.	—	—	—	*
All Directors, Nominees and Executive Officers as a group (11 persons)	920,640	21,875	942,515	29.70

Other Principal Shareholder(s):
William Downey(7)	182,514	—	182,514	5.75

*	Less than 1% of outstanding shares of Common Stock and exercisable options.
(1)

Pursuant to Securities and Exchange (“SEC”) Rule 13d-3, persons are deemed to beneficially own shares that are the subject of stock options exercisable within 60 days. The Company granted incentive stock options, which vest 25% per year over four consecutive years of service, in July 2008 and July 2009; no options were granted prior or subsequent to these dates. Options granted to Ms. Beasley and Messrs. Holland and Houser totaled 5,000, 7,500, and 5,000, respectively, in both 2008 and 2009. 75% of the options granted in 2008, and 50% of the options granted in 2009 are currently exercisable and included in this column. Exercise prices range from $11.00 - $19.50. Non-employee directors of the Company are not eligible for stock option grants under the current program.

(2)	Based on 3,129,388 shares of Common Stock outstanding on March 22, 2012, plus 43,875 stock options exercisable within 60 days following such date in accordance with SEC Rule 13d-3.
(3)

Includes 594,141 shares held in trust for the estate of Ms. Beasley’s father, 111,000 shares held in trust for the estate of Ms. Beasley’s mother, and 13,119 shares held in trust for the estate of Ms. Beasley’s grandmother. Also includes 34,566 shares held in trust for her uncle. Ms. Beasley’s business address is: c/o Southeastern Banking Corporation, P.O. Box 455, 1010 North Way, Darien, Georgia 31305.

(4)	Includes 3,045 shares owned by Mr. Bluestein’s spouse, who has sole voting and investment power over such shares.
(5)	Includes 1,542 shares owned by Mr. Holland’s spouse, for which Mr. Holland disclaims beneficial ownership. Mr. Holland shares voting and investment power with respect to 280 shares.
(6)	Includes 1,980 shares owned by Mr. Hopkins’s spouse, who has sole voting and investment power over such shares.
(7)

Includes 29,700 shares owned by Mr. William Downey’s spouse, who has sole voting and investment power over such shares. Also includes 1,300 shares in a family-affiliated company of which Mr. William Downey is manager. Mr. William Downey’s business address is: c/o Golden Isles Realty Company, Inc., 330 Mallery Street, St. Simons Island, Georgia 31522. In 2011, Mr. William Downey served as a consultant to the Company and received $3,500 for consultancy services rendered; he also received $2,100 for serving as an emeritus director of the Bank in 2011.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors and Committees

The Board conducts its business through meetings of the Board and through the activities of its committees, including subsidiary boards and committees. The Company’s Board meets quarterly and other times as needed. During the year ended December 31, 2011, the Board held six meetings. With one exception, all director nominees attended at least 75% of Board and committee meetings, including active subsidiary board and committee meetings, on which they served during 2011; Mr. Downey was only able to attend 33% of the Bank’s Asset-Liability Committee meetings in 2011. The Company expects, but does not require, directors to attend the Annual Meeting of Shareholders. Last year, all director nominees attended the Annual Meeting.

During 2011, the Executive Committee of the Board consisted of Messrs. Bluestein, Holland and Hopkins and Ms. Beasley. This committee evaluates potential acquisitions and handles other Company matters on an as-needed basis between Board meetings. The committee can exercise the authority of the full Board, except it cannot approve or propose to shareholders any action that lawfully must be approved by shareholders; fill vacancies on the Board or any committee; amend the Articles of Incorporation; adopt, amend, or repeal the By-laws; or approve a dissolution, merger, or sale of all or substantially all of the Company’s assets. The Executive Committee did not hold any separate meetings during 2011.

In 2011, all of the director nominees served on the Bank Board. The Bank Board meets monthly, and the Bank’s Executive Committee meets at least monthly. The Bank Board held 12 meetings in 2011. Messrs. Bluestein, Downey, Holland and Root serve on the Bank’s Executive Committee. This committee primarily reviews and approves loans but is also empowered to act on other Bank matters in the absence of the Bank Board. In 2011, the Bank’s Executive Committee, and the Bank Board itself, primarily addressed continuing deterioration in real estate markets and resultant trends in nonperforming assets. The Bank’s Executive Committee held 15 meetings in 2011. In March 2012, the Bank Board renamed its Executive Committee the Credit Committee to better reflect its functional purpose.

The joint Audit Committee of the Company and the Bank appoints, compensates, retains, and directly oversees the work of the Company’s independent auditors subject to shareholder ratification. The Audit Committee is charged with monitoring the integrity of the Company’s financial statements; the independence and qualifications of its independent auditors; the Company’s system of internal controls; the performance of the Company’s internal audit process and independent auditors; and the Company’s compliance with laws, regulations, and codes of conduct. The Audit Committee also resolves any disagreements between management and the auditors regarding financial reporting. It pre-approves all audit services and permitted non-audit services provided to the Company by its independent auditors. It also performs other related duties as defined in its written charter, a copy of which is located on the Bank’s website at www.southeasternbank.com or available in print to any shareholder upon request to the Secretary, Southeastern Banking Corporation, P.O. Box 455, Darien, GA 31305.

Messrs. Bluestein, Harper and Hopkins, all of whom are considered independent under NASDAQ rules, served as members of the Audit Committee during 2011. The Board has determined that Mr. Harper meets the definition of “Audit Committee financial expert” for the joint Audit Committee as defined by the SEC’s rules and regulations. The “Audit Committee Report” on the Company’s financial statements for the year ended December 31, 2011 is included in this Proxy Statement. The Audit Committee held eight meetings in 2011.

The Compensation Committee of the Bank is responsible for approving the compensation arrangements for the Company’s executive officers. It is also responsible for oversight and administration of the 2006 Stock Option Plan (the “Stock Option Plan”), the Profit-Sharing Plan and various other employee benefits, as discussed further in the “Compensation Committee Report” and the “Compensation Discussion and Analysis” included in this Proxy Statement. The committee also performs other ancillary duties. In 2011, the members of the Compensation Committee were Messrs. Bluestein, Downey, Hopkins and McCue. The Compensation Committee, which does not currently have a charter, held one meeting during 2011.

The Nominating Committee advises the Board with respect to matters of Board composition and procedures. The committee does not have formal requirements or minimum standards for individuals that are nominated. Rather, the committee considers each candidate on his or her own merits. In evaluating candidates, the committee has certain criteria that it views as relevant and is likely to consider. These factors include a candidate’s:

•	Career experience, particularly experience related to the Company’s business, such as banking and financial services, legal, accounting, human resources, finance, and marketing experience;

•	Experience serving within senior management of other companies or on other boards of directors that have faced issues of the same sophistication the Company faces;

•	Contribution to the diversity of the Board;

•	Integrity and reputation;

•	Qualification as an independent director;

•	Academic credentials;

•	Other obligations and time commitments and ability to attend meetings in person;

•	Status as a stakeholder in the Company; and

•	Current membership on the Company’s Board as the Board values continuity, but not entrenchment.

The committee does not assign a particular weight to these individual factors. Similarly, the committee does not expect any individual candidate to meet all, or even more than a few, of these factors. Instead, the committee looks for a mix of factors that, when combined with the experience and credentials of other candidates and existing directors, will provide the Company and its shareholders with a diverse and experienced Board. The committee does not have a charter formally governing the nomination process. To date, all director nominees have been identified by current directors or management based or personal acquaintance or reputation. The Company has never engaged a third party to identify director candidates, and the Company has never received a proposed director candidate from a source outside the Company. However, the Board would consider any director candidate proposed in good faith by a shareholder of the Company. To do so, a shareholder should send the candidate’s name, credentials, contact information, and his or her consent to be considered as a candidate to the Secretary of the Company. A shareholder nomination for election at next year’s Annual Meeting must be received by the Secretary no later than December 13, 2012. Messrs. Bluestein, Hopkins and McCue, all of whom are considered independent, and Mr. Holland are the current members of the Nominating Committee. The Nominating Committee did not hold any separate meetings during 2011.

Mr. Bluestein, Mr. Holland and Ms. Beasley serve on the board of directors of SBC Financial Services, Inc., an inactive subsidiary of the Company which formerly offered insurance agent and investment brokerage services. One meeting of the board of directors of SBC Financial Services, Inc. was held in 2011.

Board Leadership Structure and Risk Oversight

Given the current size of the Company and its Board, the Company has not separated the capacities of Chairman from Chief Executive Officer (“CEO”). Rather, Mr. Holland, President and CEO of both the Company and the Bank, serves in this dual capacity. The current structure has allowed the Company to operate efficiently. Decisions are made quickly without undue complications from layers of management. The current structure does not hinder the non-management directors from raising issues or concerns for Board consideration; for this reason, the Company has not designated a lead independent director. While the Board believes the current structure effectively addresses its needs, the Board plans to review its leadership structure on a regular basis and make changes as needed. If the Company grows and regulatory and compliance issues become more complex, separation of the Chairman and CEO roles may become necessary.

The Company’s Board maintains a key role in the oversight of risk. The Company faces a variety of risks, many of which are described in the “Risk Factors” section of Part I of the Company’s 2011 Annual Report on Form 10-K. Risk may be addressed at various times by either the full Board or one or more Board committees. Senior management is responsible for identifying and managing material risks faced by the Company. The Audit Committee also has certain responsibilities and duties concerning risk, which are vested in the committee by the Audit Committee charter. These responsibilities include discussing with management, the internal audit department, and the Company’s independent auditors the major financial risk exposures faced by the Company and steps management has taken to monitor, control, and minimize such exposures. Liquidity risks and risks associated with the Company’s borrowing facilities and cash management are handled primarily by the Bank’s Chief Financial Officer, who provides monthly reports to the Bank Board. Credit risks, including problem asset trends, are monitored primarily by the Bank’s Chief Lending Officer, who normally meets with the Bank’s Executive Committee and the Bank Board on a monthly basis. General business and operational risks are handled primarily by the Bank’s Chief Operations Officer, who discusses these risks during regular Board and Bank Board meetings as needed.

Corporate Governance

Although its Common Stock trades over-the-counter and is not listed on a national securities exchange, following best practices, the Company uses the NASDAQ listing standards to determine whether its directors and director nominees are independent. In determining whether members of a specific committee of the Board are independent, the Company applies the independence standards promulgated by NASDAQ for the specific committee, including the Audit, Compensation and Nominating Committees. Based on the NASDAQ definitions, the Company has determined that the majority of its directors, all of its Audit and Compensation Committee members and the majority of its Nominating Committee members are independent.

Pursuant to the Sarbanes-Oxley Act, the Company’s CEO and Treasurer, or persons acting in those capacities, are required to certify the Company’s financial statements. Specifically, the Sarbanes-Oxley Act requires that annual reports filed with the SEC include a statement by management asserting management’s responsibility for creating and maintaining adequate internal controls and assessing the effectiveness of those controls. The Sarbanes-Oxley Act also requires companies to disclose whether they have adopted an ethics code for senior financial officers, and whether the Audit Committee includes at least one “Audit Committee financial expert”. The Company believes that it has complied with each of the foregoing requirements.

The Code of Ethical Conduct for Senior Financial Officers (the “Code”) adopted by the Company applies to the Company’s Treasurer as well as other financial officers. The Company’s CEO has also executed an affirmation whereby he agrees to abide by all provisions and requirements stated in the Code. A full text of the Code is available without charge upon written request to Southeastern Banking Corporation, Attention: Corporate Secretary, P.O. Box 455, 1010 North Way, Darien, Georgia 31305.

Shareholder Communications with Directors

Shareholders or other interested parties wishing to contact the Board, a specified director or a committee of the Board should address correspondence to the Secretary of Southeastern Banking Corporation, P.O. Box 455, Darien, Georgia 31305, if by mail; 1010 North Way, Darien, GA 31305, if by courier; or via the “Contact” link from the Bank’s website at www.southeasternbank.com, if by e-mail. All communications so received from shareholders or other interested parties will be forwarded to the members of the Board, or the specific Board member or Board committee if so designated or instructed by such person.

Director Compensation

The Board determines the amount and form of director compensation. Procedures regarding the determination of director compensation are similar to those used by the Compensation Committee for executive compensation.

Fees are not paid to directors employed by the Company or its subsidiaries for their attendance at any Board or committee meetings. Non-employee directors do not participate in employee benefit programs that provide incentive compensation, including equity incentives or retirement benefits.

Non-employee directors of the Company receive a fee of $700 per meeting. Normally, only Bank director fees are paid when the Company and the Bank hold joint meetings. Non-employee directors of the Bank are paid a fee of $700 per month, and, if on the Bank’s Executive Committee, an additional $450 per month. Audit Committee members are paid $225 for each meeting attended except the Audit Committee’s Chair and Vice Chair are paid $275 for their attendance. Non-employee directors of the Bank’s Compensation Committee, Electronic Data Processing Committee and Asset-Liability Committee members are paid $225 for each meeting attended. Non-employee directors of SBC Financial Services, Inc. are paid $100 per meeting attended.

In 2011, three of the director nominees also served as employees of the Bank. The compensation paid to Mr. Holland and Ms. Beasley is further discussed in the “Executive Compensation” section of this Proxy Statement. Compensation paid to Mr. Miles in 2011 totaled $53,979. This compensation comprised a base salary of $50,727, contributions to the Profit-Sharing Plan, which includes a 401(k) match, of $2,889 and $363 for personal use of a Bank automobile.

The table below provides information concerning the compensation of non-employee directors and director nominees for the most recent fiscal year.

Name(1)	Fees Earned or Paid in Cash	All Other Compensation(3)	Total

David H. Bluestein	$19,175	—	$19,175
Albert P. Downey	13,575	—	13,575
Jerry W. Harper	10,600	—	10,600
Alva J. Hopkins, III	13,800	—	13,800
Donald R. McCue(2)	11,200	$35,775	46,975
Craig Root	14,700	—	14,700

(1)

Table does not include employee directors. Employee directors are not paid fees for service as a director or committee member. Amounts paid Mr. Holland and Ms. Beasley as employees are reported in the “Executive Compensation” section of this Proxy Statement; amounts paid Mr. Miles as an employee are reported in the narrative on the preceding page.

(2)	Mr. McCue is paid $450 per day for consultancy services rendered on various projects for the Bank. The consulting arrangement with the Bank began in 2003.
(3)	No non-employee director received perquisites or personal benefits in excess of $10,000 in 2011.

Executive Officers

Executive officers are elected annually by the Board. The table below sets forth the name of each executive officer of the Company and its subsidiaries as of December 31, 2011 and the principal positions and offices he or she holds with the Company.

Name and Title	Information about Executive Officers

Cornelius P. Holland, III President and CEO	Additional biographical information on Mr. Holland is included in this Proxy Statement under the section discussing director nominees.

Alyson G. Beasley Executive Vice President	Additional biographical information on Ms. Beasley is included in this Proxy Statement under the section discussing director nominees.

John C. Houser Executive Vice President of the Bank

Mr. Houser has served as Executive Vice President and Chief Lending Officer of the Bank since January 2007 with lending oversight of all bank locations. From July 2004 to December 2006, Mr. Houser served as Senior Vice President and Chief Credit Officer of the Bank. Prior to joining the Bank in July 2004, Mr. Houser was Vice President and Commercial Sales Manager of AmSouth Bank, Birmingham, Alabama. Mr. Houser was appointed an executive officer of Southeastern Bank in January 2005. Mr. Houser graduated from Auburn University with a B.B.A. in Accounting in 1986. He is 48.

Donald J. Torbert, Jr. Treasurer

Mr. Torbert has served as Treasurer of the Company and as Executive Vice President and Chief Financial Officer of the Bank since July 2011. Prior to joining the Company, Mr. Torbert held the following positions at PAB Bankshares, Inc. and its subsidiary, The Park Avenue Bank, in Valdosta, Georgia: President and CEO from April 2009 to April 2011; Chief Financial Officer and Treasurer from August 2001 to April 2009; and Controller from May 2000 to August 2001. Mr. Torbert worked for M&J from 1994 to May 2000. He graduated from Valdosta State University with a B.B.A. in Accounting in 1994 and became a certified public accountant in 1996. He is 39.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORT BY REFERENCE IN ANY SUCH DOCUMENT.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board, which consists entirely of directors who meet the independence standards promulgated by NASDAQ for the independence requirements of audit committee members, has furnished the report set forth below.

Management is responsible for the Company’s internal controls, financial reporting process, preparation of financial statements and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue an opinion as to the audited financial statements’ conformity with accounting principles generally accepted within the United State of America (“U.S. GAAP”). The Audit Committee’s responsibility is to monitor and oversee these processes.

Within this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Company’s independent accountants also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

The foregoing report has been furnished by the Audit Committee of the Board.

Alva J. Hopkins, III, Committee Chairman
David H. Bluestein
Jerry W. Harper (a Bank director)

AUDIT FEES AND RELATED MATTERS

Audit Committee Policy for Pre-Approval of Independent Auditor Services

Consistent with its charter, the Audit Committee is required to pre-approve all audit and non-audit services provided by the independent auditors to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee may delegate its pre-approval responsibility to a single member of the Audit Committee, provided that pre-approval decisions made by any such Audit Committee member are presented to the full Audit Committee at its next scheduled meeting. This responsibility has been delegated to the Chairman of the Audit Committee.

Audit and Non-Audit Fees

The Audit Committee has concluded that the provision of the non-audit services listed below was compatible with maintaining M&J’s independence. M&J billed the Company for the following services during the years ended December 31, 2011, 2010 and 2009:

Years Ended December 31,	2011	2010	2009
Audit Fees(1)	$98,950	$98,500	$94,500
Audit-Related Fees(2) Tax Fees(3)	12,000 11,100	13,300 7,950	12,000 8,575

Total Fees(4)	$122,050	$119,750	$115,075

(1)

Audit fees consist of fees billed for professional services rendered in connection with the audit of the annual consolidated financial statements and review of interim financial statements included in quarterly reports filed with the SEC.

(2)

Audit-related fees consist of billings for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees pertaining to audits and reviews of the Company’s employee benefit plans.

(3)	Tax fees consist of fees billed for preparation of federal and state income tax returns and consultation related to same.
(4)	This amount includes all fees known to us through March 22, 2012.

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORT BY REFERENCE IN ANY SUCH DOCUMENT.

COMPENSATION COMMITTEE REPORT

All executive compensation is paid by the Bank. Accordingly, decisions regarding the compensation of the named executive officers are made by the Bank’s Compensation Committee, which is referred to in this section as the Committee. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues, including ensuring that key management employees are compensated effectively and in a manner consistent with stated compensation strategy and applicable regulatory requirements. The Committee also oversees certain other employee benefits, including the Stock Option Plan and the Profit-Sharing Plan. The Bank Board appoints each member of the Committee and has determined that each member is independent under NASDAQ rules, as further discussed under “Corporate Governance”. Mr. Holland frequently attends Committee meetings at the Committee’s request but does not vote on any Committee matter or participate in decisions regarding his personal compensation; all decisions regarding the CEO’s compensation are made by the Committee in executive session, without management present.

The Committee’s policy is to review all components of executive officer compensation, including base salary, bonuses, and long-term incentives, at least annually. The Committee conducts these reviews to ensure that senior management compensation is consistent with its compensation philosophies, Company and personal performance, changes in market practices, changes in an individual’s responsibilities, and historically, inflation. From time to time, as discussed further below, the Committee may hire a third party consultant to advise it on executive compensation and benefit programs.

In determining the amount of executive officer compensation each year, the Committee reviews competitive market data from the banking industry as a whole and Georgia financial institutions within its asset size specifically. The Committee makes specific compensation decisions based on such data, Company performance, and individual performance and circumstance. With regard to formula-based incentives, the Committee develops performance targets using management’s internal business plan, industry and market conditions, and other factors.

The Committee also considers regulatory guidance, including the guidelines issued June 21, 2010 by the Federal Reserve on incentive compensation. The Federal Reserve guidance, which applies to all financial institutions, includes three principles:

•	Incentive compensation arrangements should balance risk and financial results in a manner that does not provide employees incentives to take excessive risks on behalf of the financial institution;

•	A financial institution’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements; and

•	Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices.

Over the last three years, the Committee has taken the following actions regarding compensation:

•

Reviewed incentive compensation arrangements with executive officers to ensure that these arrangements do not encourage executive officers to take excessive or unnecessary risks that may threaten the Company’s value;

•	Made no Annual Incentive Plan (“AIP”) bonus payments to executive or other officers;

•	Suspended the AIP for 2009, 2010 and 2011, although design of the program remains unchanged;

•	Eliminated annual merit-based, inflation-based or other salary increases, except in connection with a promotion or job reevaluation; and

•

Implemented a commission program to promote the sale of foreclosed properties. Employees other than executive officers and the lender that originated the underlying loan are eligible to participate in the program.

The Committee continues to refine the Company’s compensation practices and realizes that additional changes, other than those discussed above, may be needed going forward. Annual cash incentives, in particular, may be eliminated as an element of executive compensation.

The Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The foregoing report has been furnished by the Compensation Committee of the Bank Board.

David H. Bluestein, Committee Chairman
Albert Downey
Alva J. Hopkins, III
Donald R. McCue

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Committee sets total compensation for the Company’s named executive officers, including the CEO, by periodically evaluating all elements of compensation. This evaluation includes:

•	Evaluation of cash compensation;

•	Review of trigger (minimum), target, and superior (maximum) payout levels under bonus plan, unless suspended;

•	Assessment of stock-based compensation plan;

•	Consideration of the value of benefit plans;

•	Comparisons to compensation packages provided to executive officers by comparable banks, to gain perspective and context;

•	Analysis of whether compensation is aligned with the interests of shareholders;

•	Consideration of the value of any special benefits and perquisites; and

•	Consideration of the tax deductibility and accounting implications of executive compensation, as needed.

Based on this evaluation, the Committee has concluded that its total compensation package is reasonable and appropriately designed to attract, retain, and motivate the Company’s executive officers and is properly aligned with the interests of the Company’s shareholders.

Executive Compensation Philosophy

The Company has designed a compensation framework intended to drive financial performance and increase shareholder value. The principles of this framework include:

•	Pay should align with performance;

•	Pay should be competitive with the marketplace;

•	Pay should be at risk to align with shareholder return;

•	Compensation must comply with applicable legal and regulatory limits; and

•	Compensation policies and practices should not create risks that are likely to have a material adverse effect on the Company.

Objectives of Executive Compensation

The objectives of the Company’s executive compensation program are to:

•	Attract quality leadership;

•	Retain executive management required to lead the Company;

•	Encourage improvement in individual and business performance; and

•	Recognize the importance of improving shareholder value.

Decisions Regarding Composition of Total Compensation

The Company provides a mix of pay elements to align executive incentives with shareholder value. The compensation program has historically focused primarily on short-term compensation; however, stock options, which constitute long-term compensation, became part of overall compensation for the first time in 2008. Stock options better align executives’ interests with shareholders’ interests and maintain focus on the Company’s long-term performance. The use of stock options subjects executive officers to downside risk related to the Company’s performance and thus affects their overall compensation. Due to the elimination of AIP the last four years and the decline in stock price which makes the exercise of any current options unlikely, total direct compensation for executive officers is presently comprised entirely of base salary. The ranges for the elements of CEO compensation are set forth below:

•	Base Salary: Ranges from approximately 45% to 100% of total direct compensation

•	Short-Term Incentives: Range from approximately 0% to 40% of total direct compensation

•	Long-Term Incentives: Range from approximately 0% to 15% of total direct compensation

For the other executive officers, compensation is allocated as follows:

•	Base Salaries: Range from approximately 69% to 100% of total direct compensation

•	Short-Term Incentives: Range from approximately 0% to 21% of total direct compensation

•	Long-Term Incentives: Range from approximately 0% to 10% of total direct compensation

Executive Compensation Program Overview

The Company’s executive compensation program includes a base salary, short-term, annual cash incentives, long-term, non-cash incentives, and other employee benefits. A brief description of these components and related programs follows:

Base Salary

Base salaries are paid to attract and retain talented executives. The level of base salary paid depends mostly on an executive’s experience, duties, and scope of responsibility. The Committee generally determines any annual increase to base salary based upon an individual’s performance and/or changed responsibilities. Base salary is generally targeted at peer median to be competitive. Base salary directly affects the size of AIP awards, because AIP awards are calculated as a percent of base salary. Base salary also affects the level of benefits, including retirement contributions and life insurance coverage.

Since 2009, the Company has eliminated salary increases for all employees, including executive officers, except in connection with a promotion or job reevaluation.

Base salaries normally represent a larger proportion of total compensation at lower employee levels, but at the executive level are progressively replaced with larger variable compensation opportunities.

Annual Cash Incentives

Historically, the Company has used annual cash incentives (again, the “Annual Incentive Plan” or “AIP”) to drive achievement of its annual performance goals. The current AIP, which was implemented in 2005 but subsequently suspended in 2009 due to the economic downturn, focuses on the achievement of annual financial goals with awards paid in cash. In periods of strong financial performance, the AIP is designed to:

•	Support the Company’s strategic business objectives;

•	Promote the attainment of specific financial goals;

•	Reward achievement of specific performance objectives; and

•	Encourage teamwork.

When it was available, all executive and other full-time officers were eligible under the AIP. The size of an executive’s AIP award is influenced by the scope of the executive’s responsibilities, market practices, and individual performance. The Committee generally targets annual bonus at market median practice for expected levels of performance, with upside opportunities for superior performance. The size of AIP also affects contributions to the Profit-Sharing Plan, as further discussed below.

The ultimate amount paid to an executive under the AIP is a function of four variables:

•	The executive’s level of participation;

•	The AIP goals established by the Committee for the executive;

•	The payout amounts established by the Committee which correspond to trigger, target, and superior levels of performance; and

•	The Committee’s determination of the extent to which the goals were met.

The Committee initially denominates AIP awards as a percent of an executive’s salary. The percentage represents the final AIP payout to the executive assuming AIP goals are achieved at the target level of performance. The actual amount paid under the AIP depends upon performance and can vary as discussed below.

Next, the Committee establishes financial and/or non-financial performance measures for each participant. For Mr. Holland, AIP performance measures have been a blend of 75% corporate performance and 25% individual performance; the heavier weighting accorded corporate performance results from the substantial impact Mr. Holland has on the achievement of those measures yet recognizes the substantial impact of other measures in a community banking environment. For Mr. Houser, AIP measures have historically been a blend of 70% corporate performance and 30% individual performance; he has significant responsibility for the success of the Bank’s lending function. AIP measures for Ms. Beasley and Mr. Torbert have been a blend of 50% corporate performance and 50% individual performance.

With respect to corporate performance measures, AIP was historically based on net income, return on average assets, loan/deposit growth, asset quality, and stock price performance. Performance goals for future years may be expanded to include other financial measures as selected by the Committee.

The Committee sets target performance measures each year based largely on management’s confidential business plan for that year, which typically includes planned revenue growth, asset growth, and profit improvement as well as various non-financial goals. The Committee also sets trigger and superior performance benchmarks. Superior award levels reflect ambitious goals which can be attained only when business results are exceptional, thus justifying the higher award payments. Similarly, minimum award or trigger performance levels are set sufficiently high that executives may fail to reach the minimum performance levels, resulting in no payments under the AIP.

Actual payouts under AIP depend on the level at which the performance measures are achieved. Overall achievement at the target level results in a final award payout equal to the target incentive award payment – which approximates 20% of base salary for Mr. Holland and 15% for the other executives. Actual performance at the trigger performance level results in a final award payment equal to 80% of the target amount for Mr. Holland and 67% of the target award amount for the other executives; performance below the trigger performance level results in no award payment. Actual performance above the target performance benchmark produces an award greater than the target award, up to 200% of the target award for Mr. Holland and 140% of the target award for the other executives.

The Committee has the discretion to award a slightly higher percentage for performance that exceeds trigger or target but does not meet the next highest award level. Additionally, under the AIP formula, the CEO has a merit pool that can be used to reward performance of his direct reports. The CEO is not eligible for participation in the merit pool.

As a final step, the Committee assesses actual performance relative to pre-set goals and, thus, determines the amount of any ultimate award payment. In determining final awards and evaluating personal performance, the Committee considers adjusted U.S. GAAP net income and other corporate performance measures for unplanned, unusual, or non-recurring items of gain or expense. Going forward, the Committee will consider adoption of policies allowing recapture of incentive compensation paid to executive and other officers under certain circumstances.

In 2010 and 2011, the Company continued to face unprecedented earnings volatility, particularly as a result of its deteriorating real estate markets. Increased provisions for loan and other real estate losses, net interest margin compression, and the loss of current tax deductibility significantly impacted the Company’s operating results. As a result, by formula alone, no officer, including executive officers, qualified for cash incentive payments under the AIP for 2010 or 2011, even if the AIP had not been suspended.

Long-Term Incentives

The Company’s Stock Option Plan permits the grant of stock options to employees covering up to 150,000 shares of Common Stock. The Company believes that stock options provide a long-term link between the interests of executive officers and shareholders. Executive officers benefit from stock option grants only to the extent stock price appreciates, which is aligned with shareholder return. Options granted will have an exercise price equal to the fair market value of the Company’s stock on the grant date and vest 25% per year over four consecutive years of service; a year of service is defined as the twelve months following the date of grant. The options have ten-year contractual terms and expire if not exercised. The options generally are not transferable, and have value only to the extent that the Company’s stock price increases over the price level at the time of grant.

The Company’s policy is to make stock option grants only at current market prices. The Company does not grant “in-the-money” options or options with exercise prices below market value on the grant date. Absent special circumstances, the Company’s policy is to make grants to executive officers and other participants annually in July.

The Company does not make stock option grants at times when executive officers have knowledge of material information about the Company that has not been made public. Grants to all participants, including executive officers, are typically made at the same time.

Due to the Company’s net losses described above, no options were granted to executive officers or other employees in 2010 or 2011. At December 31, 2011, 79,750 shares remained available for grant under the Stock Option Plan.

Benefits

Profit-Sharing Plan. The Company maintains a Profit-Sharing Plan with 401(k) features to provide a tax-advantaged savings vehicle for its employees. The Company makes matching contributions to the Profit-Sharing Plan to encourage employees to save money for their retirement. The Profit-Sharing Plan, and the Company’s contributions to it, enhances the range of benefits the Company offers executives and the Company’s ability to attract and retain employees.

Under the terms of the Profit-Sharing Plan, the Company will match an employee’s contribution in an amount equal to a discretionary percentage of the employee’s contribution as determined each year. In 2010 and 2011, the Company matched up to 4% of eligible pay on a dollar-for-dollar basis. In 2012, the Company will again match up to 4% of eligible pay as the Company does not want to discourage its employees from maintaining a long-term perspective when planning for retirement, even given current volatility. Matching contributions vest to the employee when made by the Company. Any additional profit-sharing contributions are allocated to participants based on compensation and years of service; these contributions vest equally over a five-year period after the employee reaches two years of service. Immediate vesting applies when employment is terminated due to normal retirement at age 65 or later, disability, or death. All contributions are immediately eligible for investment by participants. The Company establishes its matching contributions by reference to market and historical practices.

Perquisites and Other Benefits. Perquisites and other benefits represent a nominal part of the Company’s overall compensation package and are offered only after consideration of business need. The primary perquisite offered to senior management is use of a Company car. The Company reviews such perquisites and other benefits annually.

Change in Control Agreements. The Company does not currently have any change in control agreements or employment contracts, written or unwritten, with any of its executive officers; as such, the Company would not be obligated to make golden parachute or other severance payments.

External Review of the Executive Compensation Program

In 2005, a compensation consultant hired by the Committee performed a comprehensive review of all executive programs and recommended specific program improvements or changes to ensure that the Company’s programs were competitive and effective. Results of this study indicated that pay levels and practices were generally competitive but missing deferred or other long-term incentives. Shareholders approved a stock option plan for executives and other employees at the 2007 Annual Meeting that addressed this particular shortcoming. In 2008 and 2009, grants were made under the approved Stock Option Plan; no grants were made in 2010 or 2011 due to poor operating performance. Although the Committee has tentatively decided to forego another comprehensive review until at least 2012, the Committee will continue to utilize the Company’s Human Resources department to monitor the overall effectiveness of current programs. The Company considers potential conflicts of interest resulting from fees and other matters in engaging any compensation consultant.

In 2005, the Committee also redesigned the AIP to more closely align incentive awards with officer performance and better measure individual contribution to the Company’s overall success. Additionally, in 2005, the Company assigned a salary grade based on job function and responsibility to each employment position. The salary grade results in a minimum and maximum pay range for each job position. The Company developed its initial salary grades based on the Compensation and Benefits Survey conducted by the Georgia Bankers Association and Matthews, Young – Management Consulting. The salary grades, which can vary by market area, are reviewed annually by the Company’s Human Resources department and adjusted periodically for competitive and other reasons. The AIP and other incentive programs in effect will be separately reevaluated in conjunction with the next executive program review.

Other Guidelines and Procedures Affecting Executive Compensation

Role of Executive Officers in Determining Executive Compensation. The Committee oversees the administration of executive compensation plans, including the design, performance measures, and award opportunities, and certain employee benefits. The Committee has the authority to determine, and approves, all compensation and awards, including option awards, to the CEO and other executive officers. Additionally, the Committee reviews the general elements of compensation for all non-executive officers. The CEO assists in the review of other executive officers and direct reports by providing performance and market data pertinent to compensation decisions for these officers.

Stock-Based Compensation – Procedures Regarding Timing and Pricing of Awards. Refer to the discussion on the preceding page under “Long-Term Incentives” for the Company’s policy on stock option grants.

Share Ownership and Share Retention Guidelines. Under the Company’s By-laws, directors of the Company are required to own Common Stock in the Company. Under the Bank’s By-laws, directors of the Bank are required to own at least 800 shares of Common Stock in the Company. Although it is not a requirement, executive officers of the Company and the Bank are also encouraged to own stock in the Company. The Company believes that significant share ownership by directors and executive officers can be a contributing factor to superior long-term corporate performance.

Risk Practices. The Company’s compensation policies and practices are not designed to create risks that are likely to have a material adverse effect on the Company. The Company specifically discourages its executive officers and other employees from taking material adverse risks simply to increase compensation. A common misconception about lenders, and particularly commercial lenders, is that they take significant risks on loans to increase their compensation package. In fact, the majority of loans that would significantly impact lender bonuses, when such bonuses are even available, are outside the individual lender’s loan authority; the Bank’s Executive Committee approval must be obtained before such loans are made.

Tax Considerations. Currently, all compensation paid to the Company’s executive officers is tax deductible to the extent of offsetting taxable income.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation and Other Payments to Executive Officers

The following sections provide a summary of cash and certain other amounts the Company paid its executive officers for the years ended December 31, 2011, 2010 and 2009. The compensation disclosed is presented in accordance with SEC regulations, which require, in some cases, inclusion of amounts paid in prior years; amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as permanent disability or a change in control of the Company; and an assumed value for share-based compensation under accounting rules, even though any benefit from the award may depend on whether the Company’s stock price appreciates above its exercise price (price on date of grant) and the executive officer continues employment with the Company.

The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. This section should be read in conjunction with the Compensation Discussion and Analysis previously presented.

Summary Compensation Table

The following table provides information concerning the compensation of the named executive officers during the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation(3)	Total
Cornelius P. Holland, III	2011	$263,598	—	—	$19,736	$283,334
President and CEO	2010	266,598	—	—	18,590	285,188
	2009	266,598	$14,550	—	23,884	305,032

Alyson G. Beasley	2011	$122,548	—	—	$10,582	$133,130
Executive Vice President	2010	122,548	—	—	7,611	130,159
	2009	122,548	$ 9,700	—	9,961	142,209

John C. Houser	2011	$167,200	—	—	$18,151	$185,351
Executive Vice President of Southeastern Bank	2010	167,200	—	—	16,958	184,158
	2009	167,200	$ 9,700	—	15,642	192,542

Donald J. Torbert, Jr.(4)	2011	$ 67,116	—	—	$10,354	$ 77,470
Treasurer

(1)

SEC regulations require disclosure of the aggregate grant date fair value of awards made in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (FASB ASC Topic 718). No option awards were granted in 2011 or 2010. Option awards granted July 21, 2009 had an exercise price of $11.00 and were valued at $1.94 per share in accordance with FASB ASC Topic 718.

(2)

Amounts reported correspond to the fiscal year for which the award was earned although payment of the award was made after the end of such fiscal year. No AIP payment was made to the named executive officers for 2011, 2010 or 2009.

(3)	“All other compensation” includes perquisites, personal benefits, and other compensation. For the year ended December 31, 2011, these amounts are summarized in the table on the following page.
(4)	Mr. Torbert joined the Company in July 2011. The amounts reported reflect that portion of the year he was employed by the Company.

	Perquisites and Personal Benefits*			Other Compensation
For the Year Ended December 31, 2011 Name	Club Membership	Personal Use of Company Car(A)	Other(B)	Profit-Sharing Plan Contribution(C)	HSA Contribution(D)	Executive Life Insurance (E)

Cornelius P. Holland, III	—	$4,193	—	$13,903	$500	$1,140
Alyson G. Beasley	—	—	$ 2,477	6,973	500	632
John C. Houser	$3,456	3,632	—	9,483	500	1,080
Donald J. Torbert, Jr.	—	—	10,354	—	—	—

*

No amounts are presented for group life, hospitalization, and disability plans that do not discriminate in scope, terms, or operation in favor of executive officers and that are generally available to all salaried employees.

(A)

In accordance with SEC regulations, the Company reports use of corporate automobiles by executive officers as a perquisite or other personal benefit unless such use is generally available on a non-discriminatory basis to all employees or is integrally and directly related to the performance of the executive’s duties. The amounts reported are consistent with this standard. SEC rules require that such use be reported at the Company’s aggregate incremental cost which the Company equivocated to the automobile benefit included in the executive’s W-2 for the last fiscal year.

(B)	The amounts shown include auto allowances of $2,477 and $1,604 paid to Ms. Beasley and Mr. Torbert, respectively, and an $8,750 housing allowance paid to Mr. Torbert.
(C)	The amounts shown include matching and additional contributions to the Profit-Sharing Plan as discussed in other sections of this Proxy Statement. Forfeiture reallocations are included.
(D)

The amounts disclosed are the contributions made by the Company to the named executives’ health savings accounts. For 2011, the Company made $500 contributions to all employees that elected to participate in the Company’s high-deductible health insurance plan.

(E)	Executive and other senior officers are entitled to a $100,000 executive life insurance policy. This column includes the premium associated with this policy.

2011 Grants of Plan-Based Awards

No plan-based equity awards were granted to the Company’s executive officers in 2011.

Outstanding Equity Awards at December 31, 2011

The table below summarizes the unexercised stock option awards for the Company’s executive officers outstanding at December 31, 2011:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Vesting Date(1)

Cornelius P. Holland, III	5,625	1,875	$19.50	7/21/2018	7/21/2009
	3,750	3,750	11.00	7/21/2019	7/21/2010

Alyson G. Beasley(2)	3,750	1,250	$19.50	7/21/2013	7/21/2009
	2,500	2,500	11.00	7/21/2014	7/21/2010

John C. Houser	3,750	1,250	$19.50	7/21/2018	7/21/2009
	2,500	2,500	11.00	7/21/2019	7/21/2010

Donald J. Torbert, Jr.	—	—	—	—	—

(1)

The options vest 25% per year over four consecutive years of service; a year of service is defined as the twelve months following the date of grant. The earliest vesting date is shown in this column. For example, under normal employment, the options granted in 2009 were 25% vested at July 21, 2010 and will be fully vested at July 21, 2013.

(2)

Ms. Beasley is the beneficial owner of more than 10% of the Company’s Common Stock. Under the terms of the Stock Option Plan, 10% beneficial owners must exercise options by the fifth anniversary of the grant date.

Option Exercises in 2011

No stock options were exercised by executive officers in 2011.

Potential Payments upon Termination or Change in Control

The discussion below summarizes the estimated payments to be made to executive officers at, following, or in connection with any termination of employment, including by resignation, retirement, death, disability, a constructive termination, or change in control. However, in accordance with SEC regulations, an amount to be provided to an executive officer that does not discriminate in scope, terms, or operation in favor of executive officers and which is generally available to all salaried employees is not reported. The discussion below assumes such hypothetical terminations occurred as of December 31, 2011.

Severance. The Company does not currently have any change in control agreements or employment contracts with any of its executive officers. Post-termination payments of salary or severance would be provided only under the Company’s broad-based severance practice in the event of a workforce reduction or other termination without cause. To date, the Company has never implemented a workforce reduction.

Upon a change in control, all outstanding stock options would vest immediately; benefits which would be provided upon this triggering event are discussed below under the caption, “Accelerated Vesting of Long-Term Incentives”.

Accelerated Vesting of Short-Term Incentives. The measurement period for AIP, the Company’s short-term incentive based on corporate performance, ends on the last day of the Company’s fiscal year. SEC regulations require the Company to assume that any change in control occurs on the last day of the most recent year-end. As a result, AIP would payout based on the achievement of AIP goals for the completed year, and payments would not be enhanced regardless of the circumstances surrounding termination. A change in control occurring on a date other than the last day of the fiscal year would not necessarily result in pro-rata payments to AIP participants, although the Compensation Committee could, in its discretion, consider such payments. As noted earlier, AIP was suspended in 2009 and remained suspended in 2011.

Accelerated Vesting of Long-Term Incentives. The Company currently provides long-term incentives to executive officers through stock options. Stock options normally vest 25% per year over four consecutive years of service provided the executive officer remains an active employee during the vesting period. No additional benefit from stock options is realized at death or disability. A change in control, however, would trigger immediate vesting of such options. Upon termination for cause, all unexercised options are forfeited immediately. The Company calculated the value of options which accelerate upon a change in control by multiplying the number of shares times the difference between the closing price of Company Common Stock on the last business day of the fiscal year and the exercise price of the options. Assuming a closing price of $4.75 on December 31, 2011, all unvested stock option grants have exercise prices above the current market value; accordingly, no value is reflected for this item.

Retirement Plan. Presently, employees become vested in matching contributions made to the 401(k) component of the Profit-Sharing Plan immediately. Employees are fully vested in any additional (i.e. non-401(k) component) contributions after six years of service. The profit-sharing benefits are not enhanced based on the circumstances regarding termination; however, immediate vesting applies when employment is terminated due to normal retirement at age 65 or later, disability, or death. Accelerated vesting would not result merely from a change in control. At December 31, 2011, Messrs. Holland and Houser, and Ms. Beasley were fully vested in their profit-sharing benefits. Mr. Torbert was not eligible to participate in the Profit-Sharing Plan prior to December 31, 2011. Additional information regarding the Profit-Sharing Plan is located in the Compensation Discussion and Analysis.

Other Benefits. As of December 31, 2011, the Company did not have any other benefits that would become payable upon termination or a change in control.

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Compensation Committee Interlocks and Insider Participation

The Company does not have any Compensation Committee interlocks. No executive officer served as a member of the Compensation Committee during 2011. Messrs. Bluestein, Downey, Hopkins and McCue constitute all the directors who served on the Compensation Committee at any time during 2011.

During 2011, the Bank engaged in customary banking transactions and had outstanding loans to certain directors, executive officers, principal shareholders, and their affiliates, including members of immediate families, of the Company and its subsidiaries. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with customers not related to, or affiliated with, the Company or the Bank and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. Such persons are expected to continue these transactions in the future. Additionally, in the ordinary course of business, the Company buys goods and services from directors who are not employees. During 2011, the Bank listed certain parcels of foreclosed real estate with Golden Isles Realty Company, Inc., from which principal shareholder Mr. William Downey is retired and his son, director nominee and Bank director Mr. Albert Downey is Vice President; however, no brokerage commissions were paid to Golden Isles Realty Company, Inc. in 2011. During 2011, the Bank paid $13,500 to Vista Outdoor Advertising, a company owned by Mr. Root, a director nominee and Bank director, for billboard rentals. Other purchases of goods and services from directors were not material during 2011.

Transactions with Related Persons, Promoters, and Certain Control Persons

The Company does not consider credit relationships with directors and/or their affiliates to impair such director’s independence as long as the terms of the credit relationship meet the substantive requirements of Federal Reserve Regulation O. This regulation requires insider loans to be made on substantially the same terms, including interest rates and collateral, and to follow credit-underwriting procedures that are no less stringent than those prevailing at the same time for comparable transactions with other persons not related to, or affiliated with, the Company or the Bank. Such loans also may not involve more than normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred. The Board must review any credit to a director or his or her related interests that has become “criticized” (i.e., nonaccrual, past due, restructured, or a potential problem as defined by applicable regulation) in order to determine the impact such classification has on the director’s independence.

Additionally, the Company does not consider independent a director who serves as an executive officer of a company to which credit has been extended unless such credit meets the substantive requirements of Regulation O. The Company does not consider independent any director who is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in excess of 2% of such director’s company’s consolidated gross revenues in any fiscal year.

Related party transactions are further discussed under “Compensation Committee Interlocks and Insider Participation”.

Policies and Procedures for Approval of Related Party Transactions

The Company recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance of decisions contrary to the best interests of the Company and its shareholders. To address these concerns, the Board has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which the Company participates and a related party has a direct or indirect material interest, other than (1) transactions available to all employees or customers generally; (2) transactions involving less than $120,000 when aggregated with all similar transactions; or (3) loans made by the Company in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and not involving more than normal risk of collectibility or presenting other unfavorable features.

Under the policy, any related party transaction must be reported to the Secretary and may be consummated or continued only if (i) the Bank’s Executive Committee approves or ratifies such transaction and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (ii) the transaction involves compensation that has been approved by the Compensation Committee; or (iii) the transaction has been approved by the disinterested members of the Board. The Bank’s Executive Committee may approve or ratify the related party transaction only if the transaction is in the Company’s best interests.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Section 16(a)”), requires the Company’s directors, executive officers, and persons who own 10% or more of the Company’s Common Stock to file reports of ownership and changes in ownership with the SEC. To the Company’s knowledge, based solely on a review of the copies of Section 16(a) reports furnished to the Company during fiscal year 2011, all directors, executive officers, and 10% shareholders complied with all Section 16(a) filing requirements.

ADDITIONAL INFORMATION

Shareholder Proposals

Proposals of shareholders intended to be presented at the Company’s 2013 Annual Meeting of Shareholders must be received at the Company’s principal offices by December 13, 2012 in order to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for that meeting. For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2013 Annual Meeting of Shareholders, management will be able to vote proxies in its discretion if the Company: (i) receives notice of the proposal before the close of business on February 20, 2013, and advises shareholders in the 2013 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (ii) does not receive notice of the proposal prior to the close of business on February 20, 2013. Notices of intention to present proposals at the 2013 Annual Meeting of Shareholders should be addressed to the Secretary, Southeastern Banking Corporation, at P.O. Box 455, Darien, Georgia 31305.

Proxy Solicitation

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s Common Stock. In addition to solicitation by mail, directors, officers, and other employees of the Company may solicit proxies personally or by telephone, without additional compensation. The Company may also retain the services of a proxy solicitation firm, whose fees and expenses would be paid by the Company, although the Company has no present intention to retain any such firm.

Other Matters

The Meeting will be open to the public; however, only persons who can demonstrate shareholder status on March 22, 2012, the record date, or their proxies will be entitled to vote or ask questions at the Meeting. If your shares are held in a brokerage account or by another nominee, you must obtain and bring to the Meeting a proxy or other evidence of ownership from your broker or nominee giving you the right to vote such shares if you wish to ask a question.

The Board knows of no other matters which will be brought before the Meeting. If other matters are properly introduced, including a proposal omitted from this Proxy Statement pursuant to SEC rules or incident to the conduct of the Meeting, the persons named in the enclosed proxy will vote on such matters as the Board recommends.

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☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	SOUTHEASTERN BANKING CORPORATION PROXY CARD

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 17, 2012

This Proxy is solicited by the Board of Directors.

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 12, 2012 and a copy of the Southeastern Banking Corporation 2011 Form 10-K, hereby appoints Cornelius P. Holland, III and Alyson G. Beasley, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of common stock of Southeastern Banking Corporation (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 17, 2012 at 1:00 p.m. local time at Southeastern Bank, 15 Trade Street, Brunswick, Georgia, and at any adjournment or postponement thereof, upon the matters described at right and in the accompanying Proxy Statement dated April 12, 2012. The proxies, in their discretion, are further authorized to vote on matters which may properly come before the 2012 Annual Meeting of Shareholders or any adjournment or postponement thereof.

Authorized Signatures – This section must be completed for your vote to be counted – Sign below:	Date

Sign above	Co-holder (if any) sign above

IMPORTANT: Please date and sign this Proxy exactly as your name(s) appear(s) hereon; if shares are held jointly, all joint owners must sign. An executor, administrator, trustee, guardian, or other person signing in a representative capacity must give his or her full title. A corporation must sign in full corporate name by its president or other authorized officer. A partnership must sign in partnership name by an authorized person.

		For All		For All
1.	PROPOSAL TO ELECT AS DIRECTORS TO SERVE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 2013:	Nominees	Withhold	Except
		☐	☐	☐

Alyson G. Beasley, David H. Bluestein, Albert P. Downey, Jerry W. Harper, Cornelius P. Holland, III, Alva J. Hopkins, III, Donald R. McCue, R. Lanier Miles, Craig Root

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write that nominee’s name on the line below.

		For	Against	Abstain
2.	PROPOSAL TO APPROVE THE APPOINTMENT OF INDEPENDENT AUDITORS BY THE AUDIT COMMITTEE.	☐	☐	☐

The proxies, in their discretion, are further authorized to vote a) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, b) on any matter which the Board of Directors did not know would be presented to the 2012 Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made, or c) on other matters which may properly come before the 2012 Annual Meeting of Shareholders and any adjournment or postponement thereof.

You are encouraged to specify your choices by marking the appropriate boxes above, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

x	y

¿	Detach above card, sign, date and mail in postage paid envelope provided.	¿

The above signed acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 12, 2012 and Form 10-K for the year ended December 31, 2011.

— PLEASE ACT PROMPTLY —

DATE, SIGN, & MAIL YOUR PROXY CARD TODAY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 17, 2012: The Company’s 2012 Proxy Statement and Form 10-K for the year ended December 31, 2011 are available at www.cfpproxy.com/5022.

CHANGE OF ADDRESS – PLEASE PRINT NEW ADDRESS BELOW:

5022